Exhibit 10.01

January 31, 2003

Mr. Thomas Miura

[Address]

[Address]

Re:      Separation Agreement Regarding Terms of Separation; General Release

Dear Tom:

This letter agreement confirms the agreement (this “Agreement”) between you and Versant Corporation (“Versant”) concerning the terms of the termination of your employment with Versant and offers you the separation compensation and other agreements set forth herein in exchange for a general release of claims from you. This Agreement also addresses the terms and conditions on which you will provide consulting services to Versant after termination of your employment.  This Agreement is intended to permanently resolve any and all potential disputes which may arise concerning your employment with Versant, and the termination of your employment with Versant.

1.             Separation Date.  Versant agrees to your separation from Versant, effective as of January 31, 2003 (the “Separation Date”).  Accordingly you hereby agree with Versant that your employment with Versant will be terminated effective as of the Separation Date.  Between now and the Separation Date it is expected that you will primarily work as directed by Versant’s CEO, Nick Ordon, in order to assist in effecting an orderly transition of your duties.

2.             Payment of Wages.  On or before the Separation Date, Versant will deliver to you a final paycheck which shall include all your accrued salary, any reimbursable expenses, accrued but unused vacation pay and any similar payments due and owing to you from Versant as of the Separation Date. We will deduct all normal tax withholdings and other required deductions from these payments. By signing below you acknowledge that Versant does not owe you any other amounts with the exception of commissions that have not yet been computed, payments pursuant to the conditions set forth below in paragraphs 4, 5 and 6, and uncomputed reimbursements which will be paid in full on or before February 28, 2003.

3.             Confirmation Regarding Your Versant Stock Options.  You acknowledge and agree that: (a) you currently hold options to purchase up to 460,000 shares of Versant’s Common Stock at purchase prices of between $.90 and $ 5.25 per share and, as of the date of this Agreement, you have exercised 0 of these options;  (b) assuming no additional exercise of these options by you prior to the Separation Date, and assuming your continuous employment with Versant through the Separation Date, on the Separation Date you will have vested and unexercised options to purchase up to an aggregate total of  115,206 shares of Versant Common Stock and

Initials

you will have an aggregate total of 344,794 unvested Versant stock options.  In accordance with the terms of your current Versant stock options, your stock option vesting will continue to vest only through the Separation Date of January 31, 2003, at which time and date your stock option vesting will immediately cease and terminate and you will then be deemed, for purposes of your stock options, to have [“Terminated”] and ceased to provide services to Versant.  [As provided in their original terms, your Versant stock options will, to the extent they were vested as of the Separation Date, continue to be exercisable for a period of [ninety (90) days] thereafter, at which time your Versant options will expire and terminate.  Nothing in this Agreement is intended to modify or alter the terms or conditions of your Versant stock options in any respect.

4.                                      Severance Compensation:  In exchange for your agreement to the release and waiver of claims set forth in Section 10 below and your other agreements herein, in addition to the payments referred to in Section 2 above, and subject to the provisions of Section 19 below, Versant agrees to pay you, a total of $ 104,167.00  in cash as a severance payment (less applicable state and federal payroll deductions) (the “Severance”). The Severance will be paid  with an initial payment of $46,667 on February 3rd, 2003, and 6 equal payment of $9,583.33 due February 15, 2003, March 15 2003, April 15 2003, May 15 2003, June 15 2003 and July 15 2003.

5.                                      Consulting Engagement.

(a)                                  Consulting Engagement.  Subject to the terms and conditions of this Section 5 and Section 19 below, you hereby agree with Versant that, from the Separation Date through July 31, 2003, you will as an independent contractor, make yourself available to, and will provide, advice and counsel as an independent contractor and consultant to Versant for up to (eighty) 80 hours per month with respect to the subject matter described on Exhibit 1 attached hereto, which is incorporated in this Agreement by this reference (the “Consulting Engagement”).

(b)                                 Consulting Fee. In consideration for your agreement to provide consulting advice and counsel to Versant and your performance of consulting services for Versant pursuant to the Consulting Engagement, Versant agrees to pay you a monthly consulting fee of $ 9,583.33 within five (5) business days after each month of Consulting.  If the Consulting Engagement is terminated other than as of the end of a calendar month, then instead you will be paid a pro-rated amount of this monthly consulting fee for the month in which the Consulting Engagement terminated, computed according to the number of days that elapsed in such month prior to termination of your Consulting Engagement.  You will not incur, nor be reimbursed for, any out-of-pocket or other expenses in performing the Consulting Engagement unless Versant approves such expenses in advance in a writing signed by Versant’s Chief Executive Officer or Chief Financial Officer. You will report as self-employment income all compensation received by you pursuant to the Consulting Engagement and will indemnify Versant with regard to this self-employment from and against all claims, damages, losses and expenses relating to any obligation imposed by law on Versant to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to the Consulting Engagement provisions of this Agreement.

(c)                                  Termination.

Notwithstanding anything to the contrary in this Section 5;

(i)                                     you may elect to terminate your consulting services and Consulting Engagement at any time before July 31, 2003 upon fourteen (14) days written notice. If you exercise this election, your consulting fees shall cease, as of the date of your termination and you will have no right to continue to provide services to Versant.

(ii)                                  if you materially fail to provide the services as required under the Consulting Engagement then Versant will provide you notice that you have fourteen (14) days in which to cure such material breach. If such material breach is not cured within the fourteen (14) day period provided, Versant may terminate your consulting services and Consulting Engagement immediately and your consulting fees shall cease as of the date of such termination. For the purpose of this section, a “material breach” shall mean a significant or substantial failure to provide, undertake or complete the obligation agreed to in a timely and competent manner.

(iii)                               Versant may at any time, and without cause, elect as its sole discretion to terminate your consulting services and Consulting Agreement and pay to you the full amount of $57,500 that would be due to you under this Consulting Agreement should you have performed the services hereunder through the date of July 31, 2003 minus any amounts that have been paid to you under the this Consulting Agreement through the date of termination. If Versant exercises this election, your consulting fees due, as described herein, shall be paid to you at the time of termination  and you will have no right to continue to provide services to Versant.

(d)                                 Assignment.  In addition to providing consulting services as described above, you hereby agree to assign to Versant all right, title and interest in and to all deliverables, documents or other items that may be developed by you for Versant pursuant to your Consulting Engagement and all worldwide intellectual property rights in and to all such deliverables, documents or other items.

(e)                                  Independent Contractor.  You will perform all services pursuant to the Consulting Engagement as an independent contractor and not as an agent or employee of Versant.  You will have no authority to bind Versant by contract or otherwise.  You will perform the Consulting Engagement under the general direction of Versant, but you will determine, in your good faith discretion, the manner and means by which your consulting services are accomplished, subject to the requirement that you shall at all times comply with applicable law.

6.                                      Group Health Benefits.  Following the Separation Date, you will be eligible to continue coverage under Versant’s group health plan under COBRA. Versant shall be responsible for your health plan costs during the active term of your consulting services pursuant to Section 5 above or the date of July 31, 2003, whichever date is later.

7.                                      Return of Company Property.  You hereby represent and warrant to Versant that you have returned to Versant all real or intangible property or data of Versant of any type whatsoever that has been in your possession or control with the exception of your lap-top computer which you may retain.

8.             Confidential Information.  You hereby acknowledge that you are bound by the attached Employee Invention Assignment and Confidentiality Agreement dated March 20, 2000 (the “Employee Invention Agreement”), and that as a result of your employment with Versant you have had access to Versant’s Proprietary Information (as defined in the Employee Invention Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that you have delivered to Versant all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

9.             Non-Solicitation.  It is specifically understood and agreed that during any period of time in which you are receiving consulting fee from Versant under Section  5 hereof, you shall not, directly or indirectly, solicit or directly induce any of the known employees, independent contractors (where an “independent contractors” means those who are full time contracted by Versant.), or agents of Versant or any of its subsidiaries to end or reduce their business relationships with or performance of services to Versant or any of its subsidiaries, nor shall you solicit, recruit or otherwise induce any such person to perform services for you or for any other affiliated person or entity in a manner that affects their performance or services for Versant or its subsidiaries, business units and/or divisions. The foregoing non-solicitation obligation extends to all employees, independent contractors and agents of Versant and all Versant’s subsidiaries, business units and/or divisions who are known to you as of this date and through the date of July 31, 2003. Versant agrees that it will have the obligation to establish that you caused the employee, independent contractor or agent to end or reduce their performance of business services to Versant or its subsidiaries, business units and/or divisions.

10.          General Release and Waiver of Claims.

(a)           Waiver and General Release.  The payments and promises of Versant set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with Versant or your separation from Versant and termination of employment with Versant.  In consideration of Versant’s agreements under this Agreement, you hereby irrevocably release and discharge Versant, its successors and assigns, subsidiaries, affiliates, and the past and present employees, officers, directors, stockholders, agents, attorneys and representatives of Versant and its subsidiaries and affiliates (Versant, together with its successors, subsidiaries, affiliates, and such employees, officers, directors, stockholders, agents, attorneys and representatives being collectively referred to as the “Releasees”) from all claims, liabilities, demands and causes of action known or unknown, fixed or contingent, which you have or may hereafter have arising out of or in any way connected with your employment with Versant, or the termination of your employment with Versant; provided, however, that the foregoing release and discharge will not release or discharge Versant from any of its unperformed express obligations to you under this Agreement or from any subsequent misconduct. The claims you are releasing under the foregoing release include, but are not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the California Family Rights Act, the Americans With Disabilities Act, the Equal Pay Act of 1963, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act.

(b)           Civil Code 1542 Waiver.  By signing this Agreement below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(c)                                  Acknowledgements by You. You represent and agree that: (i) Versant has advised you to consult with an attorney regarding this Agreement and that to the extent, if any, that you desired, you have availed yourself of this right; (ii) you have carefully read and fully understand all of the provisions of this Agreement (including but not limited to the general release of claims set forth above), and that you are voluntarily entering into this Agreement and making the general release of claims set forth above; and (iii) you have not relied upon any representations or statements, written or oral, not set forth in this Agreement, with the exception of oral statements limited in scope to the nature of the consulting engagement.

11.          Non-Disparagement. You agree that you will not disparage, in writing or orally, Versant any of its subsidiaries, or any of their products, services, representatives, directors, officers, attorneys, successors or assigns, or any person acting by, through, under or in concert with any of them. Versant agrees that it will instruct its executive officers and upper level managers not to disparage you in any manner, in writing or orally, and that it will disclose the reason for your separation only as required by law. You may provide input to Versant with regards to a potential press if issued and will be provided advance notice to review and comment on such release.

12.          Arbitration.  Except for claims by Versant for injunctive relief or the remedy of specific performance or other equitable remedies arising out of the Employee Invention Agreement (for which Versant may seek relief from a court of competent jurisdiction), the parties agree to arbitrate any and all claims arising out of this Agreement or your employment relationship with Versant, including the termination of your employment with Versant.  The arbitrator’s decision shall be final and binding.

13.          Attorneys’ Fees.  If any action at law or in equity is brought to enforce the terms of this Agreement, or if an arbitration becomes necessary under Section 12, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

14.          Confidentiality:  You agree to keep the contents, terms and conditions of this Agreement confidential and will not disclose any information related to this Agreement to anyone except as (a) required by law, pursuant to a subpoena or court order or (b) to individuals on a need-to-know basis and who are bound to keep the information confidential, such person shall include but are not be limited to your attorney, accountant, tax advisor, financial planner or spouse.  Any breach of this confidentiality provision will be deemed to be a material breach of this Agreement. However, Versant shall be entitled to disclose the contents, terms and conditions of this Agreement to the extent that it has been advised by counsel that it is required to do so under applicable law or the rules or regulations of the Securities and Exchange Commission, or any securities exchange or stock quotation system on which Versant’s stock or other securities are traded or quoted.

15.          No Admission of Liability.  This Agreement is not, and you may not construe or contend it to be, an admission or evidence of wrongdoing or liability on the part of Versant, its representatives, attorneys, agents, officers, shareholders, directors, employees, subsidiaries, successors or assigns. This Agreement will be given the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

16.          Entire Agreement: This Agreement and the Employee Invention Agreement together constitute the entire agreement between you and Versant with respect to the subject matter of this document.  It supersedes all prior negotiations and agreements, written or oral, relating to this subject matter. You acknowledge that neither Versant nor its agents or attorneys have promised or represented, either expressly or impliedly, in writing or orally, anything not contained in this Agreement for the purpose of inducing you to execute this Agreement. You acknowledge that you have signed this Agreement relying only on the promises, representations and warranties contained in this document, with the exception of oral statements that are limited in scope to the nature of the consulting engagement.

17.          Modification:  This Agreement may not be amended or modified in any respect except by another written agreement that specifically refers to this Agreement, executed by an authorized representative of each of the parties.

18.          Period to Review Agreement.  You acknowledge that this Agreement was presented to you on January 31, 2003, and that you are entitled to have up to twenty-one (21) days within which to review its terms. You acknowledge that you have been advised to consult with an attorney prior to executing this Agreement. You further represent that if you sign this Agreement before the expiration of the twenty-one (21) day period, you voluntarily waive any remaining time period to review and consider this Agreement.

19.          Revocation of Agreement; Effective Date of Agreement. You understand that you may revoke your agreement within seven (7) days of your execution of this document. Any such revocation must be in writing, and must be received by Versant within such seven (7) day period. You understand that the benefits to be provided to you under this Agreement (including but not limited to the Severance payment described in Section 4 and the consulting engagement described in paragraph 5) will be provided only after the revocation period has expired and you have not revoked this Agreement. The Effective Date of this Agreement is therefore the eighth (8th) day after you sign this Agreement, but no earlier than your Separation Date, which is January 31, 2003.

20.          Section 16 Compliance. You acknowledge that you alone are responsible for your compliance with Section 16 under the Securities Exchange Act of 1934, as amended, and all regulations thereunder.  If you agree to the terms of this Agreement, please sign the attached copy and return it to me on or before January 31, 2003.  PLEASE REVIEW THIS AGREEMENT CAREFULLY. THIS AGREEMENT CONTAINS A WAIVER OF KNOWN AND UNKNOWN CLAIMS.

Very truly yours,

VERSANT CORPORATION

Name:	/s/Nick Ordon

By: Nick Ordon, Chief Executive Officer

PLEASE READ CAREFULLY.  THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

READ, UNDERSTOOD AND AGREED

/s/ Thomas Miura
Thomas Miura

EXHIBIT “1”

Subject Matter of Consulting Engagement

1.               You are to lead the contract renewal of the WebSphere Consulting Engagement. The goal is renewal on or before July 31, 2003.

2.               To Layout a strategy to Partner with IBM MQ series in the real time space. To layout a strategy and to define and implement a contact plan.  To make contact where appropriate.

3.               Additional projects as may be added from time-to-time upon mutual agreement.

Versant shall provide you with equipment and facilities necessary in order to provide the Services set forth in this Exhibit “1” as Versant customarily provides to its own employees or other consultant’s providing the same or similar services. All of the equipment and other property provided by Versant shall remain the property of Versant and shall be returned to Versant at the end of the consulting term in the same condition as it was at the time it was delivered to you, normal wear and tear excepted, with exception of your laptop as defined in Section 7 of this Agreement.